Better For You Wellness Closes Acquisition of
Mango Moi, LLC

BFYW Closes First of Many Anticipated M&A Transactions, Deepening Commitment to its Dual
Buy-and-Build Strategy

Columbus, Ohio - June 1, 2022 - Better For You Wellness, Inc. (OTCQB: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, has closed the acquisition of Mango Moi, LLC (the "Transaction") pursuant to the binding Membership Interest Purchase Agreement (the "MIPA") with Amanda Cayemitte and Yapo M'be (the "Sellers") to acquire the right, title, and interest in, including all of the outstanding membership interests of Mango Moi, LLC ("Mango Moi") located in Chicago, Illinois, for the consideration and on the terms set forth in the MIPA as announced and filed on May 2, 2022.

Founded by Haitian-American and proud Chicago native Amanda Cayemitte, Mango Moi offers effective vegan, all-natural, non-toxic hair and body care products with a focus on skin and body positivity. Mango Moi's goal is to make people feel included, represented, confident, and pampered, especially for those who may feel insecure about themselves due to unrealistic beauty industry standards.

Mango Moi products are produced using the highest quality ingredients, including mango butter, baobab oil, kukui nut oil, and murumuru butter. Mango Moi currently sells its products direct-to-consumer via its website (https://www.mangomoi.com) and has been featured on Beauty Independent, BucketListers, Do312, NBC Chicago, Yahoo, and more.

"As the Company assembles its vertical of leading skincare companies, the closing of the Mango Moi acquisition further propels our growth trajectory," said Ian James, Chief Executive Officer of Better For You Wellness, Inc. "As Better For You Wellness continues to deepen and expand its efforts in the natural beauty sector, the acquisition of Mango Moi adds an established brand with mainstream potential to our portfolio, as well as promising product formulae that utilize unique and efficacious ingredients."

For further information, investors should refer to the Company's reports filed with SEC (https://www.sec.gov/).

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTCQB: BFYW) is a Columbus, Ohio-based Company pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire multiple companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Contact:

Better For You Wellness, Inc.

Ian James, CEO

investors@bfyw.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).